UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/01/2015

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 1, 2015, Assurant Specialty Property, a reporting segment of Assurant, Inc. ("the Company"), completed the sale of its general agency business and associated insurance carrier, American Reliable Insurance Company, to Global Indemnity Group, Inc., a subsidiary of Global Indemnity plc, for approximately $114 million in cash. Cash proceeds, along with additional capital releases, will be available for general corporate purposes, such as funding organic growth, making select acquisitions and returning capital to shareholders.

For the nine months ended 2014, the divested business accounted for approximately $187 million and $6 million of revenue and net income, respectively. The Company expects to record a net loss on the sale of approximately $20 million. The loss was primarily attributable to an allocation of Assurant Specialty Property's goodwill and transaction expenses and will be included in consolidated net income in the fourth quarter 2014.

Financial results for the divested business can be found under Financial Information in the Investor Relations section of assurant.com.

CAUTIONARY STATEMENT -- The statements in the preceding paragraphs, particularly statements regarding the expected impact of this disposition on our financial results, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2013 Annual Report on Form 10-K and Third Quarter 2014 Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: January 05, 2015	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary